Exhibit 15(b)5 - FundAmerica and Transfer Agent

FundAmerica provides SEC-compliant tools for Tech driven securities offerings. ComputerShare will act as out Transfer Agent.
Anti-Money Laundering and PATRIOT Act Checks

FundAmerica performs Anti-Money Laundering checks based on investor data provided during the investing process. AML runs a rigorous analysis to verify the identity of the customer. These checks also help Company comply with PATRIOT act requirements.

FundAmerica screens the potential investor against: OFAC - Office of Foreign Assets Control - SDN list; Office of Controller of Currency - Unauthorized Banks; Her Majesty's Treasury's Consolidated List of Financial Sanctions Targets; OSFI - Canada; Commodity Futures Trading Commission List of Regulatory & Self-Regulatory Authorities; State Department Terrorist Exclusions; Defense Trade Controls (DTC) Debarred Parties; United Nations Named Terrorists; European Union Designated Terrorists; US Bureau of Industry & Security - Unverified Entities, Denied Entities and Denied Persons List; Federal Bureau of Investigations (FBI) Lists -Including White Collar & Cyber-Crime Lists; Foreign Agent Registrations Act; World Bank Ineligible Firms; International Police Most Wanted and Red Alerts; Financial Crimes Enforcement Network (FINCEN) Special Alert List; Politically Exposed Persons; Terrorist Financing List; Various Gaming Commission Sanction Lists; Deceased Persons Master File Search; Plus Many Others.

Bad Actor Checks

To Comply with securities regulations, FundAmerica will also perform Bad Actor checks on all covered persons affiliated with Company.

FundAmerica will screen the Covered Persons against: OFAC - Office of Foreign Assets Control - SDN list; Financial Crimes Enforcement Network (FINCEN) Special Alert List; Homeland Security; Interpol; United Nations Named Terrorists; Foreign Agent Registrations Act; Criminal Background Checks; Corporate Affiliations; Securities Trial Court Orders; Securities Administrative Decisions & Guidance; EDGAR Filings & Disclosures; Finance & Banking Administrative Decisions & Guidance; Plus Many Others.

Payment Solution and Escrow Account

FundAmerica's technology will help us to smoothly accept ACH, wire transfers, checks, and other acceptable forms of payment into an escrow account.

FundAmerica will place the funds received from potential investors in an escrow account operated by PrimeTrust. This escrow account will allow us to handle disbursements to us, refunds to investors, and detailed reporting.

Stock Subscription Agreement Signing and Distribution

The FundAmerica portal allows the potential investor to digitally sign the Stock Subscription Agreement in the process of submitting a commitment. If Company accepts the commitment, the completed Stock Subscription Agreement will be distributed to both the investor and the Company.

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Online Investing Technology

This technology allows potential investors to easily complete their investment commitment in one sitting. The investor will go to Company's website to invest, but will be directed by an "Invest Now" button to FundAmerica's online form. FundAmerica's online connection to the potential investor is SSL encrypted.

FundAmerica"s online system is continually updated to stay current with the industry, and to comply with State & SEC/FINRA regulations. FundAmerica"s system allows the user to provide all of necessary personal information, read and e-sign the stock subscription agreement, and send funds.

Transfer to be affected by ComputerShare

ComputerShare is a registered transfer agent. Potential investors will become actual investors as Company accepts investment commitments. When a commitment is accepted, Company will:
    notify the investor electronically;
    move the funds from the escrow account into Company"s operating accounts; and
    inform ComputerShare of the new investor so that ComputerShare can track the investor and update Company's capitalization table.

InvestNow Button Process
The Invest Now form walks the potential investor through the process of submitting an investment commitment.

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Investor Vesting Information:
The potential investor will need to provide personal information. FundAmerica will use this information to run the Anti-Money laundering and PATRIOT act checks described above.

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SEC Statements for accredited Investors:
The potential investor will need to provide verification information if they are an accredited investor.

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Investor Suitability:
The potential investor will need to provide suitability information so that Company can determine if they are a "qualified purchaser" suitable for this investment.

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Payment Information:
The potential investor will need to provide adequate payment information. The potential investor can pay be check, wire, or ACH.

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Stock Subscription Agreement:
The potential investor will then be shown this Offering's Stock Subscription Agreement to read and review. If the potential investor accepts the agreement, then the potential investor can e-sign the agreement through the FundAmerica Form.

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Commitment completed:
The potential investor's commitment will then be complete. FundAmerica will then proceed to perform the necessary investor checks, and Company will decide whether to accept the commitment.

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